Exhibit (a)(5)
Cumulus Media Inc.
Participation Statement
Pursuant to the
Offer to
Exchange

Number of
Eligible	Eligible		Eligible	Shares		Number of
Option	Option	Eligible	Option	Underlying	Number of	New
Grant	Expiration	Option	Exercise	Eligible	New	Restricted
Date	Date	Plan ID	Price	Options	Options	Shares

[Name of Participant]

Optionee Totals
Legal Notices
This Participation Statement is governed by the actual terms and conditions set forth in the Offer to Exchange provided to you at the commencement of the Offer.
You are strongly advised to read the Offer to Exchange that will be filed on Schedule TO and the other documents related to the Offer filed with the Securities and Exchange Commission, because they contain important information. You may obtain copies of these documents for free at the Securities and Exchange Commission website (www.sec.gov) or from the Company, by contacting Ray Perlock, Corporate Controller, at (404) 260-6714.